                                                                     EXHIBIT 2.1

                                Amendment No. 2
                                      to
                         Agreement and Plan of Merger

     This is AMENDMENT NO. 2 (this "Amendment") to that certain Agreement and Plan of Merger (as amended by Amendment No. 1 thereto, dated as of March 19, 1999, and in effect on the date hereof, the "Agreement") and is made as of September 27, 1999, by and among Avery Communications, Inc., a Delaware corporation ("Avery"), ACI Telecommunications Financial Services Corporation, a Delaware corporation and wholly owned subsidiary of Avery ("Merger Sub"), Primal Systems, Inc., a California corporation ("Primal"), Mark J. Nielsen, an individual resident in San Juan Capistrano, California ("Nielsen"), John Faltys, an individual resident in Orange, California ("Faltys"), Joseph R. Simrell, an individual resident in Aliso Viejo, California ("Simrell"), and David Haynes, an individual resident in Irvine, California ("Haynes," and, collectively with Nielsen, Faltys, and Simrell, the "Stockholders"). All terms not defined herein are used with the same meanings as defined in the Agreement.

                                    Recitals

     A. Pursuant to the Merger for which provision is made in the Agreement, Primal will merge with and into Merger Sub and Merger Sub will survive as the Surviving Corporation.

     B. On the date of the Agreement Primal had, and on the date hereof Primal has, no Subsidiaries other than WBS.

     C. The parties hereto desire to amend the Agreement to provide that, in determining whether any Escrow Shares or Additional Merger Consideration is due to the holders of the Primal Common Stock pursuant to the terms of the Agreement, the calculations and computations referred to in Sections 3.3 and 3.4 of the Agreement will be based on the consolidated revenues and earnings or losses of the Surviving Corporation and its Subsidiary, WBS, to make a conforming change to the Investors Rights Agreement, and to correct certain typographical errors in the Agreement and Annex B thereto.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

     1. Sections 1, 2, 3 and 4 of Amendment No. 1 to Agreement and Plan of Merger, dated as of March 19,1999, are hereby deleted therefrom, and such Sections shall hereafter be of no force or effect whatsoever.

     2. The first two paragraphs of Section 3.3 are hereby amended to read in their entirety as follows:
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     3.3  Adjustment of Merger Consideration; Contingent Merger Consideration

     In addition to the Merger Consideration, the holders of Primal Common Stock at the Effective Time shall be entitled to a release of the Escrow Shares and to receive additional merger consideration consisting of shares of the Avery Preferred Stock (the "Additional Merger Consideration") based upon the aggregate consolidated revenues and earnings or losses of the Surviving Corporation and its Subsidiary, WBS, for the period commencing August 1, 1999, and ending on July 31, 2000 (the "Earn-Out Period"), as follows:

     August 1, 1999 to July 31, 2000
     ---------------------------------
                                      Loss               Shares of
                                  Differential     Avery Preferred Stock/1/
       Revenues      Base Loss     Multiplier     (Subject to Adjustment/2/)
     -----------    ----------    ------------    --------------------------

     $ 5,550,000    $1,082,000        100%                       0
     $ 6,660,000    $1,082,000        120%                 300,000
     $ 8,325,000    $1,082,000        150%                 850,000
     $ 8,880,000    $1,082,000        160%               1,250,000
     $ 9,990,000    $1,082,000        180%               2,000,000
     $11,100,000    $1,082,000        200%              $1,250,000
     $11,877,000    $1,122,000        214%              $2,250,000
     $12,987,000    $1,275,000        234%              $4,000,000
     $13,764,000    $1,377,000        248%              $5,250,000
     $14,874,000    $1,530,000        268%              $6,900,000
     $15,540,000    $1,632,000        280%              $8,000,000

/1/ Numbers expressed in shares in this column represent shares that will be released from the Escrow Shares. Numbers expressed in dollars in this column will be paid in additional shares of Avery Preferred Stock, such number of shares being determined as provided below.
/2/ The shares of Avery Preferred Stock are subject to reduction as provided below.

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     The number of shares of Avery Preferred Stock eligible for release from the
     Escrow Agreement or that may be issued as Additional Merger Consideration, in each case as set forth in the table above, will be reduced if the consolidated loss of the Surviving Corporation and its Subsidiary, WBS, for the Earn-Out Period, determined without any reduction for taxes, depreciation or amortization (the "Actual Operating Loss"), were to be more than the Base Loss. If the Actual Operating Loss is greater than the Base Loss, then the amount by which the Actual Operating Loss exceeds the Base Loss shall be multiplied by the "Loss Differential Multiplier" specified in the table above. The resulting dollar amount will be deducted from the earn-out amounts expressed in dollars in the table above, or reduce the number of Escrow Shares eligible for release from the Escrow Agreement set forth in the table above, such number of shares being determined by first dividing (i) the resulting dollar amount by (ii) the Value of a share of Avery Common Stock on the Determination Date, and then multiplying that result by the "Current Conversion Price" for the Avery Preferred Stock on the Determination Date.

     3. The first three sentences of Section 3.4(a) of the Agreement are hereby amended to read in their entirety as follows:

     3.4  Contingent Pay-Out Procedures

          (a) Avery will prepare and will cause Avery's certified public accountants to review the consolidated financial statements of the Surviving Corporation and its Subsidiary, WBS, for the Earn-Out Period (the "Closing Financial Statements"). Avery will deliver the Closing Financial Statements to the Stockholders within forty-five days after the last day of the Earn-Out Period. If within thirty days following delivery of the Closing Financial Statements the Stockholders have not given Avery notice of their objection to the Closing Financial Statements (such notice must contain a statement of the basis of such objection), then the consolidated revenues and earnings or losses of the Surviving Corporation and its Subsidiary, WBS, reflected in the Closing Financial Statements will be used in computing the Additional Merger Consideration.

     4. The first sentence of Section 3.2.1 of the Investors Rights Agreement, which is attached as Exhibit 3.2(d) to the Agreement, is hereby amended to conform Section 3.2.1 of the Investors Rights Agreement with the foregoing amendments to Section 3.3 of the Agreement by the changing the dollar amount of "$3,825,000" in the first line thereof to "$8,325,000."

     5. The first sentence of Section 11.3 of the Agreement is hereby amended to correct a typographical error therein by inserting the words "20% of" between the words "equal" and "the quotient" in the fourth line thereof.

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     6.   The second sentence of Section 5(a) of the Certificate of Designations of Series F Junior Participating Convertible Preferred Stock, which is attached as Annex B to the Agreement, is hereby amended to correct a typographical error therein to reflect properly that the price at which shares of Avery Common Stock shall be deliverable upon conversion of shares of Series F should initially be $1.00 by changing the dollar amount in such sentence from "$1.290323" to "$1.00."

     7. Except as expressly modified hereby, each of the other terms and provisions of the Agreement are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

     8. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

        [The remainder of this page has been left blank intentionally.
           Signatures of the parties appear on the following page.]

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                             AVERY COMMUNICATIONS, INC.



                                             By:  /s/ Scot M. McCormick
                                                  ------------------------------
                                                  Scot M. McCormick
                                                  Vice President

                                             ACI TELECOMMUNICATIONS FINANCIAL
                                             SERVICES CORPORATION



                                             By:  /s/ Scot M. McCormick
                                                  ------------------------------
                                                  Scot M. McCormick
                                                  Vice President

                                             PRIMAL SYSTEMS, INC.



                                             By:  /s/ John Faltys
                                                  ------------------------------
                                                  John Faltys
                                                  President


                                      S-1
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                                             STOCKHOLDERS:



                                             /s/ Mark J. Nielsen
                                             -----------------------------------
                                             Mark J. Nielsen



                                             /s/ John Faltys
                                             -----------------------------------
                                             John Faltys



                                             /s/ Joseph R. Simrell
                                             -----------------------------------
                                             Joseph R. Simrell



                                             /s/ David Haynes
                                             -----------------------------------
                                             David Haynes


                                      S-2